SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

JOHNSON OUTDOORS, INC.
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
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4.	Date Filed:

Filed by Johnson Outdoors Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

        On February 9, 2005, Johnson Outdoors Inc. sent communications to its employees respecting the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into Johnson Outdoors, with Johnson Outdoors as the surviving corporation. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the communications sent to the employees follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Kevin J. Mooney
Vice President - Human Resources

Date: February 9, 2005

To:	All Johnson Outdoors Employees

Subj:	Important information regarding the proposed going-private merger

It is currently anticipated that on February 15, 2005, proxy materials will be mailed to Johnson Outdoors (the “Company”) shareholders enabling them to vote on the merger agreement between Johnson Outdoors and JO Acquisition Corp., a corporation formed by our Chairman and Chief Executive Officer, Helen Johnson Leipold, by which the Company would be returned to private ownership. If you own Johnson Outdoors stock please watch for this important mailing. The proxy statement and accompanying proxy card will contain information as to the voting process.

A special meeting of Johnson Outdoors shareholders is scheduled for March 22, 2005, in Racine, Wisconsin, at the Racine Marriott, starting at 9.30 a.m., during which meeting it will be determined and announced whether an adequate number of votes have been cast “for” approval of the merger agreement to allow the return of the Company to private ownership. Among other required votes, the affirmative vote of at least 80% of all votes entitled to be cast at the special meeting and 66-2/3% of the votes represented by outstanding shares of Johnson Outdoors common stock not beneficially owned by members of the Johnson family participating in the merger or JO Acquisition Corp. is necessary for the merger agreement to be approved. Should enough votes be cast in favor of approval of the merger agreement, it is currently expected that the merger would occur returning the Company to private status within two business days after the date of the shareholders meeting, if all other conditions to the merger have been satisfied or waived.

If you have shares of stock in the Company’s Retirement and Savings Plan (the “401(k) plan”), hold Company stock options, hold shares of common stock purchased under the Johnson Outdoors Employee Stock Purchase Plan, or hold shares purchased on the open market or through the exercise of Company stock options, please note the following important information:

401(k) Plan – Each share of Johnson Outdoors common stock held in the 401(k) plancommon stock fund at the time the merger becomes effective will be cancelled in exchange for the per-share merger consideration of $20.10 per share. The aggregate merger consideration to which you are entitled by virtue of your ownership of shares in the common stock fund will be deposited into the Stable Value Fund and you will have the opportunity to rebalance your portfolio as you deem appropriate. Please note that this is a change from information included in the Question and Answer document issued on October 29th at which time it was stated that the your share of the common stock fund would be proportionately allocated among your remaining investment elections.

As for the voting at the special meeting of shares held in the 401(k) plan common stock fund, an organization called Innisfree M&A Incorporated will provide Johnson Outdoors 401(k) plan participants who hold shares of Johnson Outdoors common stock through the plan with forms on which participants may communicate their voting instructions with respect to those shares. If you do not provide voting instructions, the plan trustee will vote your 401(k) plan shares in the same proportion as all shares in the plan for which voting instructions have been received are voted.

Please reference the attached if you are contributing to the Johnson Outdoors common stock fund and/or have a balance in this fund for more details on the impact of the proxy statement and the proposed merger on shares held in the common stock fund.

Stock Options and Option Shares – Employees who hold company stock options will be receiving instructions from me under separate cover. A stock option does not entitle the holder to a vote at the special meeting. Shares of Johnson Outdoors common stock that you hold as a result of having exercised Company stock options should be voted in accordance with the process that will be described in the proxy materials.

Employee Stock Purchase Plan – The proxy statement will contain instructions as to how to vote any shares that you hold of record, including any such shares you acquired through the Employee Stock Purchase Plan. The Company will not be coordinating this process so please pay close attention to the instructions. If any of your shares are held of record by a broker, nominee, fiduciary or other custodian, the broker, nominee, fiduciary or other custodian will forward you a set of the proxy materials, together with directions regarding how to instruct it to vote those shares.

Stock you have purchased in the open market – If you hold shares of Johnson Outdoors common stock purchased in the open market, such shares should be voted in accordance with the process described in the proxy materials. If any of your shares are held of record by a broker, nominee, fiduciary or other custodian, the broker, nominee, fiduciary or other custodian will forward you a set of the proxy materials, together with directions regarding how to instruct it to vote those shares.

In summary, please note that depending on your situation you may receive multiple mailings, including the following:

•	Instructions from Innisfree M & A if you have shares in the 401(k) plan;
•	A separate mailing from me regarding unexercised stock options;
•	Separate proxy mailings for voting of shares which could fall into one or more of the following categories:
o	Shares you have accumulated under the Employee Stock Purchase Plan;
o	Shares you have accumulated from exercised stock options, and;
o	Shares you have accumulated from purchase on the open market.

On a final note, should the merger be approved, as soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder their proceeds. U.S. Citizens and Permanent Residents will be subject to applicable tax withholding; foreign nationals will receive the gross proceeds and will be personally responsible for applicable reporting and taxation in accordance with local country requirements. The paying agent will also provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with those instructions. If your shares are held for you by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

If you have any questions, please email me at kmooney@johnsonoutdoors.com or call me at 262-631-6652.

Regards,

Kevin

Proxy Statement

Johnson Outdoors has filed a preliminary proxy statement and other preliminary proxy materials regarding the proposed merger with the U.S. Securities and Exchange Commission (SEC). The definitive proxy statement (when available) will be sent to shareholders of Johnson Outdoors seeking their approval of the merger agreement at a special meeting of shareholders.  Shareholders are urged to read the definitive proxy statement and any other relevant document when they become available, because they will contain important information about Johnson Outdoors, the proposed merger and related matters. Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Johnson Outdoors with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Cynthia Georgeson, Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, tel: (262) 631-6600.

In addition to Johnson Outdoors, the company’s directors and executive officers may be deemed to be participants in the solicitation from Johnson Outdoors shareholders of proxies in favor of approval of the merger agreement.  Such participants may have interests in the merger, including as a result of holding shares of Johnson Outdoors common stock or derivative securities, such as stock options, the value of which is related to the price of Johnson Outdoors common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by Johnson Outdoors with the SEC in connection with the special meeting of shareholders.

Johnson Outdoors Inc. Retirement and Savings Plan

Detailed below is important information for employees that are contributing to and/or have a balance in the Johnson Outdoors common stock fund (the “stock fund”):

Your contributions and the ability to transfer money from other funds into the stock fund will be closed as of the end of the business day before the record date as noted in the proxy. With the record date being February 14, 2005, the stock fund will close on Friday, February 11, 2005 at 4:00pm EST and will remain closed until such time as it is determined whether the company will be returning to private status per the merger agreement.

The aforementioned only affects your ability to make continuing contributions and transfers into the stock fund. Transfers out of and withdrawals from the stock fund will be allowed during the period the fund is closed.

You may reallocate your account elections for future contributions at anytime by logging on to the Plan’s web site at www.ibenefitcenter.com or by calling the toll-free number at 1-800-685-6474.

During the period which the stock fund is closed, any contributions that would have otherwise been directed into the stock fund will be credited to the Putnam Stable Value Fund. During this period you continue to have the ability to rebalance your portfolio by contacting the Plan via their website or phone.

In the event that a return to private status is approved, all stock fund transactions (including transfers out and withdrawals) will be frozen for a period of not more than 3 business days prior to the merger. This is required in order to facilitate the administration of the transfer to the purchasing agent following the merger.

IF THE MERGER IS APPROVED:

If the merger is approved, and you have a balance in the stock fund, the shares held in that fund will be transferred to the purchasing agent and the cash merger proceeds will be transferred back to Mercer. The stock fund will then be discontinued and Mercer will deposit your proceeds into the Putnam Stable Value Fund. These funds will remain in the Putnam Stable Value Fund unless you elect to rebalance your portfolio.

IF THE MERGER IS NOT APPROVED:

If the merger is not approved the stock fund will continue and new contributions and transfers into the stock fund will be permitted. To resume contributions you will need to do so by using the Plan’s web site, www.ibenefitcenter.com or the toll-free number 1-800-685-6474.